Exhibit 10.23

SIXTH AMENDMENT TO THE
SCI 401(k) RETIREMENT SAVINGS PLAN

WHEREAS, Service Corporation International (the “Employer”) adopted a restatement of the SCI 401(k) Retirement Savings Plan (the “Plan”) effective as of January 1, 2016, which was subsequently amended by the First through Fifth Amendments thereto; and

WHEREAS, the Employer has the ability to amend the Plan pursuant to Article 11.1; and

WHEREAS, the Employer now desires to amend the Plan to change the eligibility age requirement and to clarify which participants will be defaulted into the Eligible Automatic Contribution Arrangement (EACA);

NOW, THEREFORE, the Employer hereby amends the Plan in the following respects, effective as of January 1, 2019:

1.	Section 2.1(a)(2) of the Plan is amended to read as follows:

2.	Section 2.1(b)(2) of the Plan is amended to read as follows:

3.	Section 2.1(c)(2) of the Plan is amended to read as follows:

4.	Section 3.2(e)(1) of the Plan is amended to read as follows:

(1)
Covered Employees. Covered Employees will include all Participants in the Elective Deferral Component of the Plan who are entering the Elective Deferral Component of the Plan for the first time or are reentering this Component following rehire. However, Participants who fall between the ages of 18 and up to 21 and who have met the 2-month Period of Service requirement as of January 1, 2019, will not be defaulted into the EACA should they not have filed a Salary Deferral Agreement with the Administrator.

5.	In all other respects, the terms of this Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Employer has caused this Sixth Amendment to be executed in duplicate counterparts, each of which shall be considered as an original, as of the date indicated below.

SERVICE CORPORATION INTERNATIONAL

/s/ MARGARET J. HALLIGAN
Witness
By: /s/ PHIL SPRICK
Name: PHIL SPRICK
Title: VICE PRESIDENT HUMAN RESOURCES
Date: 11/20/2018